                                                                      EXHIBIT 99

Report of Independent Public Accountants


To IRT Partners, L.P.:

     We have audited the accompanying balance sheet of IRT Partners, L.P. (a Georgia limited partnership) as of December 31, 1998, and the related statements of earnings, changes in partners' capital, and cash flows for the period from inception (July 15, 1998) to December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IRT Partners, L.P., as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (July 15, 1998) to December 31, 1998, in conformity with generally accepted accounting principals.


                              ARTHUR ANDERSEN LLP







Atlanta, Georgia
January 29, 1999

                                IRT PARTNERS L.P.

                                  BALANCE SHEET
                                December 31, 1998


ASSETS

  Rental properties ......................      $139,936,508
  Accumulated depreciation ...............       (19,099,297)
                                                ------------
                                                 120,837,211

  Cash & cash equivalents ................         1,103,387
  Prepaid expenses and other assets ......         1,268,792
                                                ------------
                                                $123,209,390
                                                ============

LIABILITIES & PARTNERS' CAPITAL

  Liabilities:
    Mortgage notes payable, net ..........      $ 25,963,136
    Advances from affiliate, net .........            32,990
    Accrued expenses and other liabilities         1,660,334
                                                ------------

                                                  27,656,460
                                                ------------
Limited partners' capital interest
  (779,385 OP Units), at redemption
  value ..................................         7,793,850

Commitments and contingencies (Note 5)

Partners' Capital:
  General partner (  103,982 OP units) ...           955,529
  Limited partner (9,514,844 OP units) ...        86,803,551
                                                ------------


         Total partners' capital .........        87,759,080
                                                ------------
                                                $123,209,390
                                                ============


       The accompanying notes are an integral part of this balance sheet.

                                IRT PARTNERS L.P.

                              STATEMENT OF EARNINGS
                  For the Period from Inception (July 15, 1998)
                            through December 31, 1998




Income from rental properties ...........      $7,187,107
                                               ----------

Expenses:
  Operating expenses of rental properties       1,794,406
  Interest on mortgages .................         836,085
  Depreciation ..........................       1,280,532
  General & administrative ..............           1,438
                                               ----------

                                                3,912,461
                                               ----------

         Net Earnings ...................      $3,274,646
                                               ==========


    The accompanying notes are an integral part of this financial statement.

                               IRT PARTNERS, L.P.
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                  For the Period from Inception (July 15, 1998)
                            through December 31, 1998



                                                                                   Limited
                                                                  Total           Partners'
                             General          Limited           Partners'          Capital
                             Partner          Partner            Capital           Interest
                             -------          -------            -------           --------
Opening balance ......      $     --        $        --        $        --        $       --
Initial capital
  contributions.......       832,250         74,651,612         75,483,862

Issuance of units
  for acquisitions
  of real estate......            --                 --                 --         7,741,100

Cash contributions for
  acquisitions of real
  estate .............       112,949         11,181,958         11,294,907                --

Issuance of units for
  cash ...............         7,355            675,418            682,773            52,750

Distributions ........       (29,771)        (2,715,328)        (2,745,099)         (232,009)

Net earnings .........        32,746          2,980,136          3,012,882           261,764

Adjustment to reflect
  limited partners'
  capital interest at
  redemption value ...            --             29,755             29,755           (29,755)
                            --------        -----------        -----------        ----------

Balance at
December 31, 1998 ....      $955,529        $86,803,551        $87,759,080        $7,793,850
                            ========        ===========        ===========        ==========


    The accompanying notes are an integral part of this financial statement.

                                IRT PARTNERS L.P.

                             STATEMENT OF CASH FLOWS
                  For the Period from Inception (July 15, 1998)
                            through December 31, 1998


Cash flows from operating activities:
  Net earnings ...............................................................      $  3,274,646
  Adjustments to reconcile earnings to net cash from
    operating activities:
      Depreciation ...........................................................         1,280,532
      Changes in accrued assets and liabilities:
        Decrease in prepaid expenses and other assets ........................           117,194
        Decrease in accrued expenses and other liabilities ...................          (543,824)
                                                                                    ------------
      Net cash flows from operating activities................................         4,128,548
                                                                                    ------------
Cash flows used in investing activities:
  Additions to real estate investments, net ..................................       (11,973,238)
                                                                                    ------------

      Net cash flows used in investing activities.............................       (11,973,238)
                                                                                    ------------
Cash flows used in financing activities:
  Cash distributions paid ....................................................        (2,241,585)
  Principal amortization of mortgage notes payable ...........................          (138,235)
  Net advances from affiliate ................................................            32,990
  Issuance of units for cash .................................................        11,294,907
                                                                                    ------------

      Net cash flows from financing activities ...............................         8,948,077
                                                                                    ------------
Net increase in cash and cash equivalents ....................................         1,103,387
Cash and cash equivalents at beginning of period .............................                --
                                                                                    ------------
Cash and cash equivalents at end of period ...................................      $  1,103,387
                                                                                    ============

Supplemental disclosures of cash flow information:
Cash paid during the period for interest .....................................      $    662,997
                                                                                    ============


    The accompanying notes are an integral part of this financial statement.

                               IRT PARTNERS L. P.

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1998

                   (Unaudited with respect to square footage)

1.       ORGANIZATION AND NATURE OF OPERATIONS:

                  IRT Partners L.P. ("LP"), a Georgia limited partnership formed July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust, conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets.

                  The Company is the sole general partner of LP and maintains an indirect partnership interest through its wholly-owned subsidiary, IRT Management Company. The Company initially contributed 20 shopping centers, related assets and cash to LP in exchange for 8,486,217 limited partnership units ("OP Units"). Subsequently, the Company was issued additional OP Units, in exchange for cash contributions, to fund the acquisition of additional shopping centers. At December 31, 1998, the Company was a 92.5% economic owner of LP.

                  LP was formed by the Company in order to enhance the Company's acquisition opportunities by offering potential sellers the ability to engage in tax deferred sales of properties in exchange for OP Units. In August 1998, certain unaffiliated persons contributed their interests in three Florida shopping centers to LP in exchange for 774,110 OP Units.

                  LP is obligated to redeem each OP Unit held by a person other than the Company, at the request of the holder, for cash equal to the fair market value of a share of the Company's common stock at the time of such redemption, provided that the Company may elect to acquire any such OP Unit presented for redemption for one common share or cash. Such limited partnership interest held by persons unaffiliated with the Company is reflected as "Limited Partners' Capital Interest," in the accompanying balance sheets at the cash redemption amount on the balance sheet date.

                  Federal income tax laws require the Company, as a REIT, to distribute 95% of its ordinary taxable income. LP makes distributions to holders of OP units to enable the Company to satisfy this requirement.

                  As of December 31, 1998 LP owns 25 neighborhood and community shopping centers located in Florida, Tennessee and North Carolina. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Income Recognition-

                  LP follows the policy of suspending the accrual of income on any investments where interest or rental payments are delinquent 60 days or more. Percentage rental income is recorded upon collection.

         Depreciation-

                  LP provides depreciation on buildings and other improvements on the straight-line basis over their estimated useful lives. Such lives are from 16 to 40 years for buildings and 6 years for improvements. Maintenance and repairs are charged to expense as incurred, while significant improvements are capitalized.

         Use of Estimates-

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash Equivalents-

                  LP considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Recent Accounting Pronouncements-

                  In 1998 LP adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 established standards for reporting and disclosing comprehensive income (defined as revenues, expenses, gains and losses that under generally accepted accounting principles are not included in net income) and its components. As of December 31, 1998 LP had no items of other comprehensive income.

                  In 1998 LP adopted SFAS No.131, "Disclosures about

         Segments of an Enterprise and Related Information". SFAS No. 131 established standards for reporting financial and descriptive information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. LP's chief operating decision maker is its senior management group.

                  LP owns and operates retail shopping centers in three states in the southeast. Such shopping centers generate rental and other revenue through the leasing of shop spaces to a diverse base of tenants. LP evaluates the performance of each of its shopping centers on an individual basis. However, because each of the shopping centers have similar economic characteristics and tenants, the shopping centers have been aggregated into one reportable segment.

                  In June 1998 SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities" was issued establishing accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. SFAS No. 133 requires that changes in the derivatives fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. LP has never used derivative instruments or hedging activities.

         Income Taxes-

                  No federal or state income taxes are reflected in the accompanying financial statements since LP is a partnership and its partners are required to include their respective share of profits and losses in their income tax returns.

3.       RENTAL PROPERTIES:

                  Rental properties are comprised of the following:

                                                                                     1998
                                                                                  December 31,
                                                                                  ------------
         Land related to buildings
           and improvements ...............................................      $ 30,760,904

         Buildings & improvements .........................................       109,175,604
                                                                                 ------------

                                                                                 $139,936,508
                                                                                 ============

                  Minimum base rentals on noncancellable operating leases for LP's shopping center investments for the next five years and thereafter are as follows:

                           Year                                   Amount
                           ----                                   ------
                           1999                                $14,394,562
                           2000                                 13,091,637
                           2001                                 11,211,991
                           2002                                  9,662,647
                           2003                                  8,376,385
                           Thereafter                           40,606,421
                                                               -----------

                                                               $97,343,643
                                                               ===========





                        1998 SHOPPING CENTER ACQUISITIONS
                      (IN THOUSANDS, EXCEPT SQUARE FOOTAGE)


                                                                    Total             OP Units
  Date                                                  Rentable   Initial   Cash      Issued     Mortgages
Acquired      Property Name          City, State         Sq Ft      Cost     Paid      by LP(1)    Assumed     Principal Tenants
----------------------------------------------------------------------------------------------------------------------------------
 08/01/98    Charlotte Square      Port Charlotte, FL    96,188   $ 6,006   $   159     1,637      $ 4,210           Publix

 08/01/98    Riverside Square      Coral Springs, FL    103,241    13,025       316     3,846        8,863           Publix
                                                                                                                   Eckerd Drugs

 08/01/98    Tamarac Town Square   Tamarac, FL          123,385    10,652       678     2,882        7,092           Publix
                                                                                                                   Eckerd Drugs

 08/25/98    Treasure Coast        Vero Beach, FL       133,781    11,094     5,157                  5,937          Winn-Dixie
                                                                                                                       TJX

12/10/1998   Bay Pointe Plaza      St. Petersburg, FL    97,390     6,388     6,388                                  Publix
                                                                                                                   Eckerd Drugs
                                                        --------------------------------------------------

                                                        553,985   $47,165   $12,698     8,365      $26,102
                                                        ==================================================

(1) Value of OP Units determined based on value of common stock on date of acquisition.



4.       MORTGAGE NOTES PAYABLE:

                  Mortgage notes payable are collateralized by various real estate investments having a net carrying value of approximately $40,622,000 as of December 31, 1998. These notes have stated interest rates ranging from 8.00% to 9.1875% and are due in monthly installments with maturity dates ranging from 2009 to 2015.

                  Principal amortization and balloon payments applicable to mortgage notes payable in the next five years and thereafter are as follows:

                                   Principle        Balloon
         Year                    Amortization       Payments          Total
         ----                    ------------       --------          -----
               1999              $   343,018      $        --      $   343,018
               2000                  373,554               --          373,554
               2001                  406,822               --          406,822
               2002                  443,068               --          443,068
               2003                  482,560               --          482,560
         Thereafter                7,246,762       15,071,457       22,318,219
                                 -----------      -----------      -----------

                                 $ 9,295,784      $15,071,457      $24,367,241

         Interest Premium                                            1,595,895
                                                                   -----------

                                                                   $25,963,136
                                                                   ===========

                  Based on the borrowing rates currently available to the Company for mortgages with similar terms and maturities, the estimated fair value of mortgage notes payable was approximately $28,267,000 at December 31, 1998.

5.       ENVIRONMENTAL INVESTIGATIONS:

                  LP is not aware of any environmental problems on the properties owned. While LP has not obtained phase one environmental surveys on those properties owned by LP and located in North Carolina, and the fact that phase one environmentals which have been obtained provide no assurance that properties will not be adversely affected in the future by environmental problems, LP presently believes that there are no environmental matters that are reasonably likely to have a material adverse effect on LP's financial position.

6.       EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITOR'S REPORT:

                  On February 26, 1999, LP acquired a shopping center in Miami, Florida for total consideration of approximately $9,908,000, including approximately $100,000 of acquisition costs. The consideration was the assumption of an existing mortgage of approximately $5,742,000 and cash of approximately $4,166,000.

                  On March 15, 1999, LP acquired a shopping center in Atlanta, Georgia for approximately $5,596,000 cash, consisting of the initial purchase price of $5,325,000, $246,000 of capital expenditures and $25,000 of acquisition costs.



                                      -10-